                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-K/A

                               Amendment No. 1 to

                                 CURRENT REPORT

                Filed pursuant to Section 12, 13, or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) July 30, 2001


                             NEW WORLD PASTA COMPANY
                 (Exact name of issuer as specified in charter)

          DELAWARE                    333-76763                52-2006441
(State or Other Jurisdiction         (Commission            (I.R.S. Employer
     of Incorporation or             File Number)           Identification No.)
        Organization)

                      85 Shannon Road, Harrisburg, PA 17112
                    (Address of principal executive offices)

                                 (717) 526-2200
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets
        ------------------------------------

     On July 30, 2001, New World Pasta Company, a Delaware corporation ("New World Pasta"), acquired the dry pasta business of Borden Foods Corporation, a Delaware corporation ("Borden") and certain of its affiliates (collectively, "Borden Pasta Brands")(the "Acquisition"). The Acquisition was consummated pursuant to the terms of a Stock and Asset Purchase Agreement, dated as of July 6, 2001, among Borden, certain affiliates of Borden and JLL Pasta, LLC, a Delaware limited liability company ("JLL Pasta"), as amended by Amendment No. 1 thereto, dated as of July 30, 2001 (the "Purchase Agreement"). The Purchase Agreement was assigned to New World Pasta by JLL Pasta pursuant to an Assignment and Assumption Agreement, dated as of July 30, 2001, between New World Pasta and JLL Pasta (the "Assignment and Assumption Agreement"). JLL Pasta is affiliated with New World Pasta's majority stockholder.

     Pursuant to the Purchase Agreement, New World Pasta paid $43,100,000 for all of the outstanding stock of several Borden subsidiaries engaged in the dry pasta business as well as certain trademarks used in the dry pasta business. The purchase price is subject to a post-closing working capital adjustment.

     The description of the transactions set forth herein is qualified in its entirety by reference to the Purchase Agreement, the Assignment and Assumption Agreement, Warrants, a Credit Agreement Amendment (including exhibits related thereto) and an Amended and Restated Certificate of Incorporation, copies of which are filed as exhibits to the Form 8-K filed by New World Pasta on August 3, 2001.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
        ------------------------------------------------------------------

     (a)  Financial statements of businesses acquired                      Page No.
                                                                           --------
          The following combined financial statements of Borden Pasta
          Brands are filed as a part of this report and are set forth in the pages attached hereto.

          Report of Independent Certified Public Accountants               F-1

          Combined Statements of Operations for the Years Ended December
          31, 2000, 1999 and 1998                                          F-2

          Combined Balance Sheets as of December 31, 2000 and 1999         F-3, F-4

          Combined Statements of Cash Flows for the Years Ended December
          31, 2000, 1999 and 1998                                          F-5, F-6

          Combined Statements of Owner's Investment for the Years Ended
          December 31, 2000, 1999 and 1998                                 F-7

          Notes to Combined Financial Statements                           F-8 through F-18

          Unaudited Combined Statements of Operations for the Six Months
          Ended June 30, 2001 and 2000                                     F-19

          Unaudited Combined Balance Sheet as of June 30, 2001             F-20

          Unaudited Combined Statements of Cash Flows for the Six Months
          Ended June 30, 2001 and 2000                                     F-21

          Notes to Unaudited Combined Financial Statements                 F-22

     (b)  Pro forma financial information

          The following pro forma financial information is filed as a part of this report and is set forth in the pages attached hereto.

          Item 7(b) - Pro Forma Financial Information                      F-23, F-24

          Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
          July 1, 2001                                                     F-25, F-26


          Unaudited Pro Forma Condensed Consolidated Statement of
          Operations for the Six Months ended July 1, 2001                 F-27

          Unaudited Pro Forma Condensed Consolidated Statement of
          Operations for the Year Ended December 31, 2000                  F-28

          Notes to Unaudited Pro Forma Condensed Consolidated Financial
          Statements                                                       F-29 through F-32

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  NEW WORLD PASTA COMPANY



Date:  October 19, 2001           By:  /s/ Wayne Robison
                                     -----------------------------------------
                                     Name: Wayne Robison
                                     Title:   Vice President, Finance,
                                              Chief Financial
                                              Officer and Treasurer

To Borden Foods Corporation

We have audited the accompanying combined balance sheets of Borden Pasta Brands ("Pasta Brands" which include the operations of the Borden Foods Canada Corporation, and Albadoro S.p.A. and Monder Aliment S.p.A., and certain brands and assets of Borden Foods Corporation U.S. pasta business) as of December 31, 2000 and 1999, and the related combined statements of operations, owner's investment, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Pasta Brands' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Pasta Brands at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Columbus, Ohio
October 15, 2001


----------------------------------------------------------------------------------------------------------------------------
COMBINED STATEMENTS OF OPERATIONS

BORDEN PASTA BRANDS


(In thousands)                                                                 Year ended December 31,
                                                               2000                     1999                     1998
----------------------------------------------------------------------------------------------------------------------------
Net sales                                                        $ 264,118                $ 266,748                $ 296,311
Cost of goods sold                                                 142,715                  138,940                  166,551
                                                                 ----------               ----------               ----------

Gross margin                                                       121,403                  127,808                  129,760

Distribution expense                                                24,845                   25,030                   23,797
Marketing expense                                                   85,238                   87,652                   94,561
General & administrative expense                                    25,579                   28,424                   24,447
                                                                 ----------               ----------               ----------

Operating loss                                                     (14,259)                 (13,298)                 (13,045)
Other expense                                                        1,126                    1,000                      944
                                                                 ----------               ----------               ----------

Loss before income taxes                                           (15,385)                 (14,298)                 (13,989)
Income tax expense                                                   3,046                    1,414                    1,128
                                                                 ----------               ----------               ----------

Net loss                                                         $ (18,431)               $ (15,712)               $ (15,117)
                                                                 ==========               ==========               ==========

-----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to the Combined Financial Statements.

--------------------------------------------------------------------------------
COMBINED BALANCE SHEETS

BORDEN PASTA BRANDS

(In thousands)

                                                                                       December 31,
ASSETS                                                                         2000                    1999
--------------------------------------------------------------------------------------------------------------

   Current Assets
        Cash and equivalents                                                  $ 10,913               $  5,939
        Accounts receivable (less allowance for doubtful
          accounts of $556 and $630, respectively)                              26,981                 27,955
        Inventories:
          Finished and in-process goods                                         22,641                 21,916
          Raw materials and supplies                                             9,242                  8,259
        Other current assets                                                     3,558                  4,054
                                                                             ----------             ----------
                                                                                73,335                 68,123

   Other Assets                                                                  7,085                  6,496

   Property and Equipment
        Land                                                                     3,287                  3,376
        Buildings                                                               16,831                 17,615
        Machinery and equipment                                                 89,415                 83,798
                                                                             ----------             ----------
                                                                               109,533                104,789
        Less accumulated depreciation                                          (25,151)               (22,848)
                                                                             ----------             ----------
                                                                                84,382                 81,941

   Intangibles, net
        Trademarks                                                              20,688                 21,297
        Other                                                                    1,805                  1,858
                                                                             ----------             ----------
                                                                                22,493                 23,155

   Total Assets                                                              $ 187,295              $ 179,715
                                                                             ==========             ==========

--------------------------------------------------------------------------------------------------------------

See accompanying Notes to the Combined Financial Statements.

--------------------------------------------------------------------------------
COMBINED BALANCE SHEETS

BORDEN PASTA BRANDS

(In thousands)

                                                                                   December 31,
LIABILITIES AND OWNER'S INVESTMENT                                       2000                       1999
---------------------------------------------------------------------------------------------------------------
    Current Liabilities
         Accounts and drafts payable                                        $ 21,900                  $ 18,111
         Accrued customer allowances                                           4,311                     4,401
         Income taxes payable                                                    481                       872
         Current maturities of long-term debt                                    369                       346
         Other current liabilities                                             8,989                    13,033
                                                                   ------------------          ----------------
                                                                              36,050                    36,763

    Other Liabilities
         Long-term debt                                                        2,529                     3,033
         Deferred income taxes                                                 2,565                       542
         Other long-term liabilities                                          11,147                    11,311
                                                                   ------------------          ----------------
                                                                              16,241                    14,886

    Commitments and Contingencies (See Note 9)

    Owner's Investment                                                       135,004                   128,066
                                                                   ------------------          ----------------

    Total Liabilities and Owner's Investment                               $ 187,295                  $179,715
                                                                   ==================          ================

---------------------------------------------------------------------------------------------------------------

See accompanying Notes to the Combined Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
COMBINED STATEMENTS OF CASH FLOWS

BORDEN PASTA BRANDS

(In thousands)                                                                                 Year ended December 31,
                                                                              2000                  1999                  1998
------------------------------------------------------------------------------------------------------------------------------------

    Cash Flows (Used In) From Operating Activities
         Net loss                                                               $(18,431)             $(15,712)            $(15,117)

         Adjustments to reconcile net loss to
          net cash (used in) from operating activities:
           Depreciation                                                           10,159                 6,645                 5,911

           Amortization                                                              662                   661                   661

           Deferred tax (benefit) expense                                          2,023                   542                     -

           Impairment of assets                                                        -                     -                     -

         Net change in assets and liabilities:
           Accounts receivable                                                       974                (6,672)                9,489

           Inventories                                                            (1,708)                2,658                 8,197

           Accounts and drafts payable                                             3,789                (2,284)                (825)

           Accrued customer allowances                                               (90)                 (989)              (4,851)

           Income taxes payable                                                     (391)                 (256)               1,128
           Other current assets and liabilities                                   (2,247)                3,055               (6,828)

           Other long-term assets and liabilities                                   (751)               (1,220)              (1,042)

           Other, net                                                             (1,391)                  979               (1,601)

                                                                         ----------------      ----------------      ---------------
                                                                                  (7,402)              (12,593)              (4,878)
                                                                         ----------------      ----------------      ---------------


    Cash Flows Used In Investing Activities
         Capital expenditures                                                    (14,370)              (19,029)             (11,013)
                                                                         ----------------      ----------------      ---------------

                                                                                 (14,370)              (19,029)             (11,013)
                                                                         ----------------      ----------------      ---------------


    Cash Flows From (Used In) Financing Activities
         Increase in owner's investment                                           27,227                31,714                22,321

         Net short-term debt payments                                                 23                (1,143)                  675

         Repayment of long-term debt                                                (504)                  431                 (546)
                                                                         ----------------      ----------------      ---------------
                                                                                  26,746                31,002                22,450
                                                                         ----------------      ----------------      ---------------


    Increase (Decrease) in cash and equivalents                                    4,974                  (620)                6,559


    Cash and equivalents at beginning
      of year                                                                      5,939                 6,559                     -
                                                                         ----------------      ----------------      ---------------


    Cash and equivalents at end
      of year                                                                   $ 10,913               $ 5,939               $ 6,559
                                                                         ================      ================      ===============


------------------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to the Combined Financial Statements.

--------------------------------------------------------------------------------
COMBINED STATEMENTS OF CASH FLOWS  (continued)

BORDEN PASTA BRANDS

(In thousands)                                   For the year ended December 31,
                                                      2000     1999       1998
--------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow Information

     Cash paid:
           Interest                                   $ 90    $ 152      $ 964
           Income taxes                              1,707        -          -



--------------------------------------------------------------------------------
See accompanying Notes to the Combined Financial Statements.

--------------------------------------------------------------------------------
COMBINED STATEMENTS OF OWNER'S INVESTMENT

BORDEN PASTA BRANDS

(In thousands)

---------------------------------------------------------------------------


                                                                  Total
---------------------------------------------------------------------------

Balance at December 31, 1997                                     $ 112,631
---------------------------------------------------------------------------

Net loss                                                           (15,117)
Foreign currency translation adjustments                            (6,250)
                                                                -----------
Comprehensive Loss                                               $ (21,367)
                                                                ===========

Other increases                                                     22,321
---------------------------------------------------------------------------

Balance at December 31, 1998                                     $ 113,585
---------------------------------------------------------------------------

Net loss                                                           (15,712)
Foreign currency translation adjustments                            (1,521)
                                                                -----------
Comprehensive Loss                                               $ (17,233)
                                                                ===========

Other increases                                                     31,714
---------------------------------------------------------------------------

Balance at December 31, 1999                                     $ 128,066
---------------------------------------------------------------------------

Net loss                                                           (18,431)
Foreign currency translation adjustments                            (1,858)
                                                                -----------
Comprehensive Loss                                               $ (20,289)
                                                                ===========

Other increases                                                     27,227
---------------------------------------------------------------------------

Balance at December 31, 2000                                     $ 135,004
---------------------------------------------------------------------------
See accompanying Notes to the Combined Financial Statements.

Borden Pasta Brands
Notes to the Combined Financial Statements
(Dollars in thousands)

1. Basis of Presentation and Nature of Operations

The accompanying combined financial statements present the financial position, results of operations, cash flows and owner's investment of Borden Pasta Brands ("Pasta Brands"). The combined financial statements of Pasta Brands include the operations of the Borden Foods Canada Corporation ("Canada"), and Albadoro S.p.A. and Monder Aliment S.p.A. ("Italy"), and certain brands and assets of Borden Foods Corporation ("BFC") U.S. pasta business. Pasta Brands operates six production facilities located in the United States, Canada and Italy. On July 30, 2001 BFC entered into a definitive agreement to sell Pasta Brands to New World Pasta Company.

The combined operations of Pasta Brands essentially operated as a division of BFC, which is an affiliate of Borden, Inc. ("Borden"). Under this structure, Pasta Brands utilizes shared sales and administrative resources with other BFC business units (see Note 3). Costs relating to the shared resources were allocated to Pasta Brands through intercompany expense charges and the resulting intercompany liability is accumulated as other increases within owner's investment. Management believes the allocations of these costs are reasonable based upon the circumstances; however, the allocated amounts are not necessarily indicative of costs that would have been incurred if Pasta Brands operated independently.

2. Summary of Significant Accounting Policies

Principles of Combination - The combined financial statements include the accounts of Pasta Brands after elimination of material inter and intracompany accounts and transactions.

Use of Estimates - The preparation of the combined financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying financial statements are the accruals for trade and consumer promotions, allowance for doubtful accounts, reserve for inventory obsolescence, and the shared resources allocations. Actual results could differ from those estimates.

Revenue Recognition - Revenues are recognized when products are shipped and title transfers to customers. Reserves for estimated returns, allowances, consumer discounts and trade discounts are established when revenues are recognized.

Shipping and Handling - Shipping costs are incurred to physically move Pasta Brands' products from the production or storage facility to the customer. Handling costs are incurred from the point the products are removed from inventory until they are provided to the shipper and generally include costs to store, move and prepare the products for shipment. Pasta Brands incurred shipping costs of $8,600, $8,131 and $10,627 in 2000, 1999 and 1998, respectively. Due to the nature of Pasta Brands' operations, handling costs incurred prior to shipment are not significant. These costs are classified as distribution expense in the Combined Statements of Operations.

Advertising and Promotion Costs - Production costs of future media advertising are expensed on the first air-date or print release date of the advertising. All other advertising costs are charged to marketing expense as incurred. Advertising costs were $4,564, $4,422 and $2,482 in 2000, 1999 and 1998, respectively. Promotion
costs are generally expensed when the related products are shipped. Promotion costs with written contracts are expensed over the life of the contract in accordance with performance measures. Promotion expense was $63,304, $64,614 and $74,299 in 2000, 1999 and 1998, respectively.

Research and Development Costs - Funds are committed to the research and development of new, innovative products that are expected to contribute to operating profits in future years. All costs associated with research and development are charged to expense as incurred. Research and development costs were $3,042, $4,125 and $2,548 in 2000, 1999 and 1998, respectively.

Cash and Equivalents - Cash and equivalents consist of highly liquid investments purchased with an original maturity of three months or less. Included in cash equivalents are overnight interest-bearing investments with Borden.

Inventories - Inventories are stated at the lower of cost or market with cost being determined using the average cost and first-in, first-out methods.

Property and Equipment - Property and equipment are stated at cost and, where appropriate, include capitalized interest during construction. Depreciation is recorded on the straight-line basis over useful lives ranging from 3 to 10 years for machinery and equipment and 30 years for buildings and improvements. Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed when incurred.

Intangibles - The excess of purchase price over the value of net tangible assets of businesses acquired is carried as intangibles in the combined balance sheets. Trademarks and goodwill are amortized on a straight-line basis over not more than 40 years. Accumulated amortization of intangibles was $3,973 and $3,311 at December 31, 2000 and 1999, respectively.

Impairment - The recoverability of property, equipment and intangibles is periodically evaluated by assessing whether the net book value of the assets can be recovered through expected future cash flows (undiscounted and before interest) of the underlying business. The amount of impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

Income Taxes - Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". Deferred income taxes are recorded to recognize the future effects of temporary differences which arise between financial statement assets and liabilities and their bases for income tax reporting purposes. Taxes related to Canadian and Italian operations have been provided for in accordance with SFAS No. 109. For purposes of these stand-alone financial statements and for the U.S. operations, income taxes are determined as though Pasta Brands filed separate U.S. federal and state corporate income tax returns. Because all U.S. income tax liabilities (current and deferred) are paid by Pasta Brand's owner, such amounts are included in owner's investment.

Foreign Currency Translations - The local currency is the functional currency for international subsidiaries and, as such, assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Income and expenses are translated at average exchange rates prevailing during the year. Translation adjustments resulting from changes in exchange rates are reported in owner's investment. Pasta Brands realized net foreign exchange losses of $363 and $55 in 2000 and 1998, respectively, and a net foreign exchange gain of $197 in 1999.

Concentration of Credit Risk - Financial instruments which potentially subject Pasta Brands to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. Pasta Brands places its temporary cash investments with Borden Inc. (an affiliate of BFC) and its affiliates. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising Pasta Brands' customer base and their dispersion across many different geographies. Pasta Brands generally does not require collateral or other security to support customer receivables.

Recently Issued Accounting Statements - In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for change in fair value of a derivative depends on the intended use of the derivative and the resulting designation. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded as an adjustment in owner's investment through comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. In 1999, FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." This statement deferred the effective date of SFAS No. 133 to Pasta Brands' fiscal year beginning January 1, 2001. Pasta Brands adopted SFAS No. 133 effective January 1, 2001. The impact of the adoption was not material to the financial statements.

In 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Pasta Brands adopted SAB No 101 as of December 31, 2000 with no significant impact on the combined financial statements.

In 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives", which addresses the recognition, measurement and income statement classification for sales incentives offered to customers. Although this EITF is not effective until January 1, 2002, registrants who do not elect to adopt early are subject to certain disclosure requirements. Upon adoption, certain promotion costs of $32,122, $33,784 and $39,518 for the years ended 2000, 1999 and 1998, respectively, will be reclassified from marketing expense to net sales. Pasta Brands will continue recognizing a liability for sales incentives at the later of the date at which the related revenue is recorded or the date at which the sales incentive is offered. In 2001, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products" addressing the statement of operations classification of consideration from a vendor to an entity that purchases the vendor's products for sale. BFC is in the process of accumulating and evaluating the information required to comply with EITF 00-25, but does not expect reported financial results to be significantly impacted.

3. Related Parties and Intercompany Allocations

Pasta Brands is engaged in various transactions with Borden, BFC and its affiliates in the ordinary course of business. Certain general and administrative costs were allocated to Pasta Brands. A description of the allocation methods of these costs follows.

Borden and a subsidiary of Borden provided certain administrative services to BFC at negotiated fees. These services include processing of payroll, active and retiree group insurance claims, securing insurance coverage for catastrophic claims, and information systems support. BFC reimburses the Borden subsidiary for payments for general disbursements and post-employment benefit claims. During the first quarter of 2000, this subsidiary of Borden was sold to a third party. The third party continues to provide services that include processing of payroll, active and retiree group insurance claims, and securing insurance coverage for catastrophic claims. Subsequent to the sale of the subsidiary, fees for these services were no longer considered affiliate charges.

Pension, postemployment and postretirement group insurance benefits were charged to BFC based on allocations provided by Borden's actuary, which were based on actual employee census data. Employee pension benefits are provided under the Borden Employee Retirement Income Plan to which BFC contributes. The employees may also participate in the Borden retirement savings plan. Borden also provides certain health and life insurance benefits for eligible employees. BFC has recognized expenses associated with these benefits, certain of which are determined and allocated by Borden's actuary. BFC has assumed an actuarially determined portion of Borden's net pension liability. Also, as eligible U.S. employees are provided employee pension benefits under the Borden domestic pension plan and can participate in the Borden retirement savings plan, BFC provides Borden with contributions for these benefits, certain of which are determined by Borden's actuary (see Note 7 and Note 8).

BFC manages purchasing, distribution, sales, marketing services, research and development, and finance and pension/postretirement costs for all U.S. business units at the corporate level. In addition, BFC manages information systems and executive staff across North America. The costs were allocated to Pasta Brands based on an activity-based methodology, headcount, or net trade sales. Management believes the allocations of these costs are reasonable based upon the circumstances; however, the allocated amounts are not necessarily indicative of costs that would have been incurred if Pasta Brands operated independently. The following table summarizes the allocation of costs to Pasta Brands in 2000, 1999, and 1998:

                                                2000      1999       1998
                                                ----      ----       ----
    Supply chain administration               $ 2,612   $ 1,488    $ 1,564
    Shared sales force                          3,625     3,983      3,291
    Information systems                        10,326     9,896      6,728
    System implementation                          52     4,684      4,950
    Pension and other benefits                    806       579        771
    Corporate staff and research                6,164     5,656      6,131

Of the total amounts in 2000, 1999, and 1998, $2,612, $1,488, and $1,564 respectively, was included in cost of goods sold and $3,866, $4,199, and $3,497 respectively, was included in marketing expense, while the remaining amount was included in general and administrative expense.

BFC manages disbursements and the net cash position. Accordingly, both cash generated and required by Pasta Brand's operations are recorded in owner's investment. An allocation of interest was not practical as BFC had not historically identified a capital structure comprised of separate elements of debt and equity applicable to domestic operations of Pasta Brands.

U.S. customer accounts receivable, allowance for doubtful accounts, and customer allowances are managed by customer in total for domestic Pasta Brands and other domestic food businesses. An allocation of accounts receivable and the allowance for doubtful accounts has been made to U.S. Pasta Brands based on the proportion of U.S. Pasta Brands sales dollars to the sales for total U.S. BFC for the days of sales outstanding at the end of each period. Customer allowances have been allocated to U.S. Pasta Brands based on the proportion of U.S. Pasta Brands' trade promotion expense to the total domestic pasta trade promotion expense.

4. Debt

Foreign debt outstanding at December 31, 2000 and 1999 consisted of the following:

---------------------------------------------------------------------------------------------------------------------
                                                                     2000                           1999
                                                         -----------------------------  -----------------------------
                                                                             Due                            Due
                                                            Long-          within           Long-          Within
                                                             term         one year          term          one year
                                                         -------------  --------------  --------------  -------------
  Bank loans at 3%                                       $        195   $          35   $         263   $        346
  Industrial Revenue Bonds (non-interest bearing)               2,334             334           2,770              -
                                                          ------------    ------------    ------------    -----------
    Total debt                                           $      2,529   $         369   $       3,033   $        346
                                                          ============    ============    ============    ===========

Maturities of debt for the next five years and thereafter are as follows:

--------------------------------------------------------------------------------

                              2001                       $  369
                              2002                          375
                              2003                          715
                              2004                          719
                              2005                          388
                              Thereafter                    332
                                               -----------------
                                                         $2,898
                                               =================

--------------------------------------------------------------------------------

5.  Leases

Pasta Brands leases under operating lease agreements certain buildings, forklifts and vehicles, and subleases office space from Borden. The future minimum lease payments under operating leases for the years ending December 31 are as follows:

--------------------------------------------------------------------------------

                            2001                                $ 603
                            2002                                  492
                            2003                                  425
                            2004                                  355
                            2005                                  327
                            Thereafter                            255
                                                        --------------
                            Total minimum operating
                               lease payments                 $ 2,457
                                                        ==============

--------------------------------------------------------------------------------

Total rental expense for operating leases was $1,119, $2,394 and $1,373 for 2000, 1999 and 1998, respectively.

6. Income Taxes

The income tax expense for domestic operations that file a consolidated tax return with other entities was calculated as though Pasta Brands filed separate income tax returns and may not necessarily represent the tax position as prepared on a consolidated basis with BFC. In general no benefit has been reflected for the losses incurred for the U.S. based operations and Italy due to it being more likely than not, on a stand alone basis, these benefits would not be realized. In 1998, the Canadian Pasta Brand operations were included in Borden Inc.'s consolidated tax return as the Canadian business was not legally conveyed to BFC until January 1, 1999. As such, the income tax provision in 1998 is the Canadian Pasta Brand operations component of the consolidated Borden, Inc. income tax provision.

Income tax provision for the years ended December 31, 2000, 1999 and 1998, consisted of the following:
--------------------------------------------------------------------------------

Current:                                           2000     1999       1998
                                                   ----     ----       ----
     Federal                                     $    -   $    -     $    -
     State and local                                  -        -          -
     Foreign                                      1,024      872      1,128
                                                  -----    -----      -----
                                                  1,024      872      1,128
                                                  -----    -----      -----
Deferred:
     Federal                                     $    -        -          -
     State and local                                  -        -          -
     Foreign                                      2,022      542          -
                                                  -----    -----      -----
                                                  2,022      542          -
                                                  -----    -----      -----
                                                 $3,046   $1,414     $1,128
                                                 ======   ======     ======

--------------------------------------------------------------------------------

The domestic and foreign components of income (loss) before income taxes were as follows:

--------------------------------------------------------------------------------

                                      2000             1999              1998
                                      ----             ----              ----
 Domestic                         $(21,519)        $(18,961)         $(15,623)
 Foreign                             6,134            4,663             1,634
                                   -------          -------           -------
 Total                            $(15,385)        $(14,298)         $(13,989)
                                  ========         ========          ========

--------------------------------------------------------------------------------

The following table reconciles the maximum statutory U.S. Federal income tax rate multiplied by income (loss) before taxes to the recorded income tax expense:

--------------------------------------------------------------------------------

                                                   2000        1999        1998
                                                   ----        ----        ----
U.S. Federal income tax benefit                 $(5,385)    $(5,004)    $(4,896)
State income tax benefit, net of Federal           (615)       (572)       (560)
Foreign rate differentials                          899        (218)        556
Unrealized benefit from net operating losses      8,147       6,772       6,028
                                                 ------      ------      ------
Income tax expense                              $ 3,046     $ 1,414     $ 1,128
                                               ========     =======     =======

--------------------------------------------------------------------------------

Temporary differences, associated with the Canada's assets and liabilities, are shown in the table below. Deferred income tax assets and liabilities have been recorded at December 31, 2000 and 1999 as follows:

--------------------------------------------------------------------------------

     Assets:                                              2000          1999
                                                          ----          ----
        Group insurance reserve                              8            42
        Allowance for doubtful accounts                      4            11
                                                         -----          ----
                                                            12            53
     Liabilities:
        Property and equipment                           2,085           349
        Trademarks and other intangible                     98            53
        Prepaid Pension                                    394           193
                                                         -----          ----
                                                         2,577           595

     Net liability                                     $ 2,565         $ 542
                                                       =======         =====
--------------------------------------------------------------------------------

7.  Pension and Other Benefit Plans

Most employees of the Pasta Brands participate in foreign and domestic pension plans. For most salaried employees, benefits under these plans generally are based on compensation and credited service. For most hourly employees, benefits under these plans are based on specified amounts per year of credited service.

Pension benefits to eligible U.S. employees are provided under the Borden domestic pension plan to which BFC contributes. This amount is considered to be an amount due to affiliate since Borden retains the legal obligation for these benefits. Amounts payable by Pasta Brands for its portion, based on headcount, of the net pension liability were $2,902 and $2,590 as of December 31, 2000 and 1999, respectively, which were recorded in other long-term liabilities.

BFC provides certain health and life insurance benefits for eligible domestic and Canadian retirees and their dependents. The costs of these benefits are accrued as a form of deferred compensation earned during the period that employees render service. Benefits are funded on a pay-as-you-go basis. Amounts payable by Pasta Brands for its portion, based on headcount, of the domestic postretirement liability were $1,456 and $1,305 as of December 31, 2000 and 1999, respectively, which were recorded in other long-term liabilities. Amounts payable by Pasta Brands for the Canadian postretirement liability were $1,125 and $1,160 as of December 31, 2000 and 1999, respectively, which were recorded in other long-term liabilities.

Domestic participants who are not eligible for Medicare are provided with the same medical benefits as active employees, while those who are eligible for Medicare are provided with supplemental benefits. Canadian participants are provided with supplemental benefits to the Canadian national healthcare plan. The domestic postretirement medical benefits are contributory for retirements after 1983. The postretirement life insurance benefit is noncontributory.

Pasta Brands also provides certain post-employment benefits, primarily medical and life insurance benefits for long-term disabled employees, to qualified former or inactive employees. The cost of benefits provided to former or inactive employees after employment, but before retirement, are accrued when it is probable that a benefit will be provided. The amounts of such charges are not considered significant.

A reconciliation of the changes in Borden's domestic pension plan and in the BFC's Canadian and domestic postretirement plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2000, and statements of the funded status as of December 31, 2000 and 1999 were as follows:

-------------------------------------------------------------------------------------------------------------------------

                                                                   Borden                               BFC
                                                              Pension Benefit                      Other Benefits
                                                              ---------------                      --------------
Change in benefit obligation                                2000            1999                2000            1999
                                                            ----            ----                ----            ----
Benefit obligation at beginning of year                      $320,663        $338,984              $8,551          $7,303
Service cost                                                    4,123           4,317                  41              15
Interest cost                                                  22,886          21,433                 856             685
Plan participants' contributions                                    -               -                 334             409
Actuarial loss (gain)                                           7,241          (4,753)                362           1,238
Benefits paid                                                 (43,398)        (41,291)             (1,675)         (2,174)
Acquisitions                                                    7,395               -                   -               -
Divestitures                                                  (22,356)              -                   -               -
Amendments and other                                             (710)          1,973               3,329           1,075
                                                       --------------- ---------------     --------------- ---------------
Benefit obligation at end of year                            $295,844        $320,663             $11,798          $8,551
                                                       --------------- ---------------     --------------- ---------------

Change in plan assets
Fair value of plan assets at beginning of year               $376,460        $342,706                   -               -
Actual returns on plan assets                                  66,580          75,045                   -               -
Employer contributions                                              -               -              $1,341          $1,765
Plan participants' contributions                                    -               -                 334             409
Benefits paid                                                 (43,398)        (41,291)             (1,675)         (2,174)
Acquisitions                                                    8,056               -                   -               -
Divestitures                                                  (25,856)              -                   -               -
                                                       --------------- ---------------     --------------- ---------------
Fair value of plan assets at end of year                     $381,842        $376,460                  $0              $0
                                                       --------------- ---------------     --------------- ---------------

Funded status
Funded status at end of year                                  $85,998         $55,797           $(11,798)        $(8,551)
Unrecognized net actuarial (gain) loss                        (71,773)        (41,553)             1,368           1,021
Unrecognized prior service cost                                 4,135           5,314               (661)              -
                                                       --------------- ---------------     --------------- ---------------
Prepaid (accrued) benefit cost at end of year                 $18,360         $19,558           $(11,091)        $(7,530)
                                                       =============== ===============     =============== ===============

-------------------------------------------------------------------------------------------------------------------------

The Borden domestic pension plan had an actuarial loss in 2000 due to early settlements of the discounted liability and a change in actuarial assumptions relating to future lump sum settlements.

The assumptions used in the measurement of the benefit obligations of Borden for the domestic pension plan and of BFC for the Canadian and domestic postretirement plans were as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                        Borden
                                                   Pension Benefit                          BFC Other Benefits
                                                   ---------------                          ------------------
Weighted average assumptions as
   Of  December 31,                               2000          1999                   2000                     1999
                                                  ----          ----                   ----                     ----
Discount rate                                    7.75%         7.75%             7.75% (6.75% Cdn)       7.75% (6.75% Cdn)
Expected rate of return on plan assets           8.75%         8.75%                    NA                       NA
Rate of compensation increase                    4.75%         4.75%             4.75% (3.75% Cdn)       4.75% (3.75% Cdn)

--------------------------------------------------------------------------------------------------------------------------

For measurement purposes, health care costs are assumed to increase 5.75% for pre-65 benefits and 9.25% in 2001 grading down gradually to a constant level 5.75% annual increase for post-65 benefits by 2008.

The components of net periodic benefit costs for the Borden domestic pension plan and the BFC's Canadian and domestic postretirement plans provided for the years ended December 31, 2000, 1999 and 1998 were as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                             Borden
                                                         Pension Benefit                         BFC Other Benefits
                                                         ---------------                         ------------------
Components of net periodic benefit cost             2000         1999        1998             2000        1999         1998
                                                    ----         ----        ----             ----        ----         ----
Service cost                                       $ 4,123     $ 4,317      $5,623             $ 41         $ 15        $ 15
Interest cost                                       22,886      21,433      24,269              856          685         744
Expected return on plan assets                     (26,267)    (27,309)    (26,693)               -            -           -
Amortization of prior service cost                     455         391         281                -            -           -
Recognized net actuarial loss                            -           -           -               19            -          43
Settlement / Curtailment loss (gain)                    14           -      (1,419)               -            -        (147)
Other                                                    -           -           -                -        1,160           -
                                               ------------------------------------      ------------------------------------
Net periodic benefit cost                          $ 1,211     $(1,168)     $2,061             $916       $1,860        $655
                                               ====================================      ====================================

--------------------------------------------------------------------------------

Amounts charged to BFC for participation in the Borden domestic pension plan are actuarially determined and allocated to Pasta Brands (based on U.S. headcount) as follows: $557, $367 and $632 for the years ended December 31, 2000, 1999 and 1998, respectively.

Certain employees of Pasta Brands participate in a Canadian pension plan. Prepaid benefit cost is included in other assets. A reconciliation of the changes in the Canadian pension plan's benefit obligations and fair value of assets over the two-year period ended December 31, 2000, and statements of the funded status as of December 31, 2000 and 1999 were as follows:

--------------------------------------------------------------------------------

                                                              Canadian
                                                          Pension Benefit
                                                          ---------------
Change in benefit obligation                               2000         1999
                                                           ----         ----
Benefit obligation at beginning of year                   $20,530      $20,980
Service cost                                                  370          327
Interest cost                                               1,263          976
Actuarial gain                                             (1,036)      (1,608)
Benefits paid                                              (1,753)      (1,275)
Amendments                                                      -           58
Adjustment for change in exchange rates                      (915)       1,072
                                                      -------------------------
Benefit obligation at end of year                         $18,459      $20,530
                                                      -------------------------

Change in plan assets
Fair value of plan assets at beginning of year            $25,088      $23,526
Actual returns on plan assets                               4,923          539
Benefits paid                                              (1,753)      (1,275)
Employer contributions                                        322        1,095
Adjustment for change in exchange rates                    (1,251)       1,203
                                                      -------------------------
Fair value of plan assets at end of year                  $27,329      $25,088
                                                      -------------------------

Funded status
Funded status at end of year                               $8,870       $4,558
Unrecognized net actuarial (gain) loss                     (2,214)       1,870
Unrecognized prior service cost                                50            5
                                                      -------------------------
Prepaid benefit cost at end of year                        $6,706       $6,433
                                                      =========================

--------------------------------------------------------------------------------

The assumptions used in the measurement of the Pasta Brands benefit obligation for the Canadian pension plan were as follows:

--------------------------------------------------------------------------------

                                                                 Canadian
                                                             Pension Benefit
                                                             ---------------
Weighted average assumptions as of
  December 31,                                             2000            1999
                                                           ----            ----
Discount rate                                             6.75%           6.75%
Expected rate of return on plan assets                    7.75%           7.75%
Rate of compensation increase                             3.75%           3.75%

--------------------------------------------------------------------------------

The components of net periodic benefit costs for the Pasta Brands' Canadian pension plan for the years ended December 31, 2000, 1999 and 1998 were as follows:

--------------------------------------------------------------------------------

                                                         Canadian
                                                     Pension Benefit
                                                     ---------------
Components of net periodic benefit            2000         1999          1998
                                              ----         ----          ----
Service cost                               $   370      $   437       $   369
Interest cost                                1,263        1,302         1,090
Expected return on plan assets              (1,899)      (1,918)       (1,676)
Amortization of prior service cost               6            6             1
                                       ---------------------------------------
Net periodic benefit                       $  (260)     $  (173)      $  (216)
                                       =======================================

--------------------------------------------------------------------------------

Certain employees of Pasta Brands participate in other international pension plans. These other international pension plans have not been included in the notes to the combined financial statements as they are not significant.

Most employees not covered by one of the above plans are covered by collectively bargained agreements, which are generally effective for five years. Under federal pension law, there would be continuing liability to these pension trusts if Borden or BFC ceased all or most participation in such trusts, and under certain other specified conditions. Charges to BFC for payments to pension trusts on behalf of employees not covered by Borden plans were not considered significant.

BFC has certain other benefit and severance plans that are accrued when payment is probable that a benefit will be provided and amounts can be reasonably estimated.

8.  Retirement Savings Plan

Eligible salaried and hourly non-bargaining U.S. employees of Pasta Brands may contribute to a Borden sponsored retirement savings plan. Pasta Brands provides a 50% matching contribution up to 5% of an employee's pay (7% for certain longer service salaried employees). Amounts charged to Pasta Brands in 2000, 1999, and 1998 were $253, $233, and $124, respectively.


9.  Commitments and Contingencies

Legal Matters
-------------
Pasta Brands is involved in certain legal proceedings arising through the normal course of business. Management is of the opinion that the final outcomes of such proceedings should not have a significant impact on Pasta Brands' financial statements.

Inventory Commitments and Risks
-------------------------------
Raw materials, such as semolina, account for a high percentage of Pasta Brands' total production costs. Pasta Brands purchases a major portion of these raw materials under market sensitive supply contracts, and therefore Pasta Brands' operating results are subject to short-term fluctuations in these raw material market prices. Because of the highly competitive and price sensitive nature of the markets in which Pasta Brands operates, the ability to pass these raw material price increases through to the customer is limited and often depends upon pricing strategies of Pasta Brands' competitors.

                              BORDEN PASTA BRANDS
                  UNAUDITED COMBINED STATEMENTS OF OPERATIONS
                For the Six Months Ended June 30, 2001 and 2000
                                (in thousands)



                                       Six Months Ended    Six Months Ended
                                        June 30, 2001       June 30, 2000
                                       ----------------    ----------------
Net sales                                $     128,265             127,244
Cost of goods sold                              65,634              69,234
                                       ----------------    ----------------

Gross margin                                    62,631              58,010

Distribution expense                            11,748              12,873
Marketing expense                               48,105              43,460
General and administrative expense               9,559               9,122
                                       ----------------    ----------------

Operating loss                                  (6,781)             (7,445)
Other expense                                      900                 876
                                       ----------------    ----------------

Income (loss) before income taxes               (7,681)             (8,321)
Income tax expense                               2,158               3,113
                                       ----------------    ----------------

Net loss                                 $      (9,839)            (11,434)
                                       ================    ================


See accompanying notes to unaudited combined financial statements.

                              BORDEN PASTA BRANDS
                       UNAUDITED COMBINED BALANCE SHEET
                              As of June 30, 2001

                                (in thousands)


ASSETS
  Current assets:
    Cash and equivalents                                            $    3,873
    Accounts receivable, less allowance for doubtful
      accounts of $607                                                  21,743
    Inventories:
      Finished and in-process goods                                     25,635
      Raw materials and supplies                                         8,753
    Other current assets                                                 1,933
                                                                  --------------
    Total current assets                                                61,937

  Other assets                                                           6,828
  Property and equipment, net                                           83,239
  Intangibles, net                                                      22,162
                                                                  --------------

  Total assets                                                      $  174,166
                                                                  ==============

LIABILITIES AND OWNER'S INVESTMENT
  Current liabilities:
    Accounts and drafts payable                                     $   14,354
    Accrued customer allowances                                          5,799
    Income taxes payable                                                   948
    Current maturities of long-term debt                                 1,920
    Other current liabilities                                            5,635
                                                                  --------------
    Total current liabilities                                           28,656

  Long-term debt                                                         2,515
  Deferred income taxes                                                  3,433
  Other long-term liabilities                                            7,794
                                                                  --------------
  Total liabilities                                                     42,398

  Owner's investment                                                   131,768
                                                                  --------------

  Total liabilities and owner's investment                          $  174,166
                                                                  ==============

See accompanying notes to unaudited combined financial statements.

                              BORDEN PASTA BRANDS
                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
                for the Six Months Ended June 30, 2001 and 2000

                                (in thousands)

                                                                             June 30, 2001                    June 30, 2000
                                                                         ---------------------            --------------------
Cash flows (used in) from operating activities:
  Net loss                                                                   $          (9,839)                        (11,434)

  Adjustment to reconcile net loss to net cash (used in)
      from operating activities:
      Depreciation                                                                       3,746                           4,743
      Amortization                                                                         329                             330
      Gain from disposal of property, plant and equipment                                  (11)                             (9)
      Deferred tax expense                                                                 868                           1,012
      Net change in assets and liabilities:
        Accounts receivable                                                              5,938                           7,850
        Inventories                                                                     (2,505)                         (2,009)
        Accounts and drafts payable                                                     (7,546)                          1,482
        Accrued customer allowances                                                        663                             528
        Income taxes payable                                                               778                            (197)
        Other current assets and liabilities                                            (2,908)                           (952)
        Other long-term assets and liabilities                                          (3,094)                           (351)
                                                                         ---------------------            --------------------

          Net cash (used in) from operating activities                                 (13,581)                            993
                                                                         ---------------------            --------------------

Cash flows used in investing activities:
    Capital expenditures                                                                (4,035)                         (6,915)
    Proceeds from disposal of property, plant and equipment                              1,443                           2,192
                                                                         ---------------------            --------------------

          Net cash used in investing activities                                         (2,592)                         (4,723)
                                                                         ---------------------            --------------------

Cash flows provided by financing activities:
    Net proceeds from issuance of debt                                                   1,537                             112
    Increase in owner's investment                                                       7,596                           3,046
                                                                         ---------------------            --------------------

        Net cash from financing activities                                               9,133                           3,158
                                                                         ---------------------            --------------------

Net decrease in cash and equivalents                                                    (7,040)                           (572)
Cash and equivalents at beginning of period                                             10,913                           5,939
                                                                         ---------------------            --------------------

Cash and equivalents at end of period                                        $           3,873                           5,367
                                                                         =====================            ====================

Supplemental disclosures of cash flow information:
   Cash paid during the periods for:
      Interest                                                               $              46                              35
      Income taxes                                                                         823                           3,834

See accompanying notes to unaudited combined financial statements.

                              BORDEN PASTA BRANDS
               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

     The accompanying unaudited combined financial statements of Borden Pasta Brands have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. These financial statements should be read in conjunction with the notes to the audited combined financial statements of Borden Pasta Brands included in this Form 8-K/A.

Item 7(b) - Pro Forma Financial Information

     On July 30, 2001, New World Pasta Company, a Delaware corporation ("New World Pasta" or "the Company"), acquired the dry pasta business of Borden Foods Corporation, a Delaware corporation ("Borden") and certain of its affiliates (collectively, "Borden Pasta Brands") (the "Acquisition"). The Acquisition was consummated pursuant to the terms of a Stock and Asset Purchase Agreement, dated as of July 6, 2001, among Borden, certain affiliates of Borden and JLL Pasta, LLC, a Delaware limited liability company ("JLL Pasta"), as amended by Amendment No. 1 thereto, dated as of July 30, 2001 (the "Purchase Agreement"). The Purchase Agreement was assigned to New World Pasta by JLL Pasta pursuant to an Assignment and Assumption Agreement, dated as of July 30, 2001, between New World Pasta and JLL Pasta (the "Assignment and Assumption Agreement"). JLL Pasta is affiliated with New World Pasta's majority stockholder.

     Pursuant to the Purchase Agreement, New World Pasta paid $43,100,000 for all of the outstanding stock of several Borden subsidiaries engaged in the dry pasta business as well as certain trademarks used in the dry pasta business. The purchase price is subject to a post-closing working capital adjustment based on the working capital of Borden Pasta Brands as of July 30, 2001, as defined in the Purchase Agreement. Based on preliminary calculations, the working capital adjustment could result in an increase in the purchase price of up to approximately $6,300,000, and the accompanying unaudited pro forma condensed consolidated financial information of New World Pasta has been prepared assuming an upward working capital adjustment of $6,300,000. The final working capital adjustment is not expected to exceed approximately $6,300,000 and could be significantly lower than $6,300,000, although there can be no assurance in this regard.

     In connection with the financing and to facilitate the consummation of the Acquisition, New World Pasta also took the following actions:

     . Issued to JLL Pasta warrants to purchase an aggregate of 51,402,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock") at a purchase price equal to $1.00 per share (the "Warrants").

     . Recapitalized its capital stock such that each outstanding share of 12% Cumulative Redeemable Preferred Stock was reclassified into 379.33 shares of Common Stock (the "Recapitalization"). The Recapitalization was affected through an amendment and restatement of the Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation").

     . Entered into an Amendment No. 2 (the "Amendment"), dated as of July 30, 2001, to its Credit Agreement dated as of January 28, 1999 (the "Credit Agreement"), among the Company, the various financial institutions parties thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, and The Bank of Nova Scotia, as lead arranger and administrative agent. The Amendment modified certain covenants of New World Pasta under the Credit Agreement, and added a new tranche of secured term loans to the Credit Agreement (the "Term-C Loans") in the aggregate principal amount of $51,402,000. The Term-C Loans have an 8% pay-in-kind coupon, no amortization requirement and mature in full on June 30, 2006, and are subject to the same covenants and events of default which govern all other loans outstanding under the Credit Agreement.

     The accompanying unaudited pro forma condensed consolidated financial information has been prepared to give effect to New World Pasta's July 30, 2001 acquisition of Borden Pasta Brands using the purchase method of accounting. Consideration for the Acquisition is estimated to be $51,900,000, consisting of a cash payment of $43,100,000, an assumed working capital adjustment of $6,300,000, and direct transaction costs of $2,500,000.

     The accompanying unaudited pro forma condensed consolidated balance sheet assumes the acquisition took place on July 1, 2001 and combines New World Pasta's July 1, 2001 unaudited condensed consolidated balance sheet with Borden Pasta Brand's June 30, 2001 unaudited combined balance sheet. The unaudited pro forma condensed consolidated statements of operations for the six months ended July 1, 2001, and for the year ended December 31, 2000, assumes that the transaction had occurred as of January 1, 2000, respectively, and combines: (i) New World Pasta's unaudited condensed consolidated statement of operations for the six months ended July 1, 2001 and Borden Pasta Brand's unaudited combined statement of operations for the six months ended June 30, 2001; and (ii) New World Pasta's audited condensed consolidated statement of operations for the year ended December 31, 2000 and Borden Pasta Brand's audited combined statement of operations for the year ended December 31, 2000.

     Since the unaudited pro forma condensed consolidated financial information is based upon the financial condition of Borden Pasta Brands and operating results of Borden Pasta Brands during the periods when they were not under the control or management of the Registrant, the information presented may not be indicative of the results which would have actually been obtained had the Acquisition been completed on July 1, 2001 or January 1, 2000, respectively, nor are they indicative of future operating results or financial position.

     The effect of restructuring and integration charges expected to be taken in conjunction with the Acquisition has not been reflected in the unaudited pro forma condensed consolidated financial information. In addition, the unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings or synergies that could result from the Acquisition.

                            NEW WORLD PASTA COMPANY
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of July 1, 2001

                                (in thousands)

                                                                  Historical                                    Pro Forma
                                                         ---------------------------               ---------------------------------
                                                                             Borden
                                                         New World           Pasta
                                                            Pasta            Brands                 Adjustments             Combined
                                                         ---------          --------                -----------             --------
ASSETS
     Current assets:
          Cash and cash equivalents                      $  6,396             3,873                   7,550   (a)            17,819
          Trade and other receivables, net                 17,276            21,743                  (9,809)  (c)            29,210
          Inventories, net                                 17,627            34,388                  (5,022)  (c)            46,993
          Prepaid expenses and other current assets         2,405             1,933                      --                   4,338
          Deferred income taxes                            11,839                --                      --                  11,839
                                                         --------           --------                -------                 -------
          Total current assets                             55,543            61,937                  (7,281)                110,199

     Property, plant and equipment, net                    90,900            83,239                  (7,475)  (c)           118,328
                                                                                                    (48,336)  (d)
     Deferred income taxes                                 93,632                --                      --                  93,632
     Intangible assets and other assets, net               61,474            28,990                 (22,162)  (e)            73,370
                                                                                                     14,000   (f)
                                                                                                     (8,932)  (g)
     Deferred debt costs, net                               7,319                --                     752   (a)             8,071
                                                         --------           --------                -------                 -------
     Total assets                                        $308,868           174,166                 (79,434)                403,600
                                                         ========           ========                =======                 =======

                                                                                                                     (continued)

                            NEW WORLD PASTA COMPANY
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of July 1, 2001

                                (in thousands)

                                                                   Historical                        Pro Forma
                                                           -------------------------      --------------------------------
                                                                            Borden
                                                            New World       Pasta
                                                              Pasta         Brands         Adjustments           Combined
                                                           -----------    ----------      -------------         ----------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
    Current portion of long-term debt                      $    1,285         1,920             (1,920) (c)         1,285
    Loans payable                                                 172            --                 --                172
    Accounts payable:
      Trade                                                     6,666        14,354                 --             21,020
      Related parties                                           2,246            --                 --              2,246
    Accrued interest expense                                    6,697            --                 --              6,697
    Accrued marketing expense                                   4,847         5,799                 --             10,646
    Other accrued expenses and other liabilities                7,181         6,583              6,300  (b)        22,564
                                                                                                 2,500  (b)
                                                           -----------    ----------      -------------         ----------
    Total current liabilities                                  29,094        28,656              6,880             64,630

  Long-term debt, less current maturities                     284,324         2,515             (2,515) (c)       324,980
                                                                                                40,656  (h)
  Employee benefit liabilities                                  5,850         2,147                 --              7,997
  Other long-term liabilities                                     433         5,647                 --              6,080
  Deferred income taxes                                            --         3,433             (3,433) (i)            --
                                                           -----------    ----------      -------------         ----------
  Total liabilities                                           319,701        42,398             41,588            403,687
                                                           -----------    ----------      -------------         ----------

  Mandatorily redeemable 12% cumulative preferred stock       147,315            --           (147,315) (j)            --
  Mandatorily redeemable common stock                             117            --                 --                117
  Unearned compensation                                          (289)           --                211  (l)           (78)
                                                           -----------    ----------      -------------         ----------
                                                              147,143            --           (147,104)                39
                                                           -----------    ----------      -------------         ----------
  Stockholders' equity (deficit):
    Common stock                                                   50            --                433  (j)           483
    Owner's investment                                             --       131,768           (131,768) (k)            --
    Additional paid-in capital                                142,357            --            146,882  (j)       299,985
                                                                                                10,746  (h)
    Accumulated other comprehensive loss                         (501)           --                 --               (501)
    Accumulated deficit                                      (299,882)           --                 --           (299,882)
    Unearned compensation                                          --            --               (211) (l)          (211)
                                                           -----------    ----------      -------------         ----------
  Total stockholders' equity (deficit)                       (157,976)      131,768             26,082               (126)
                                                           -----------    ----------      -------------         ----------

Total liabilities and stockholders' equity (deficit)       $  308,868       174,166            (79,434)           403,600
                                                           ===========    ==========      =============         ==========


See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                            NEW WORLD PASTA COMPANY
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Six Months ended July 1, 2001
                                (in thousands)

                                                          Historical                                     Pro Forma
                                         -----------------------------------------       ---------------------------------------
                                                                       Borden
                                                New World               Pasta
                                                   Pasta               Brands              Adjustments              Combined
                                         -------------------      ----------------       --------------          ---------------
Net sales                                      $     145,972               128,265              (23,763)  (a)           250,474
Cost of goods sold                                    82,099                77,382              (11,048)  (a)           147,075
                                                                                                 (1,358)  (b)
                                            ----------------       ---------------       --------------          ---------------

Gross profit                                          63,873                50,883              (11,357)                103,399
Selling, general and marketing expenses               49,374                57,664              (10,297)  (a)            88,750
                                                                                                 (7,843)  (c)
                                                                                                   (329)  (d)
                                                                                                    181   (e)
                                            ----------------       ---------------       --------------          ---------------

Income (loss) from operations                         14,499                (6,781)               6,931                  14,649
Other expense                                             --                   900                 (753)  (a)                12
                                                                                                   (135)  (a)
Interest expense, net                                 14,026                    --                2,056   (f)            17,251
                                                                                                  1,093   (g)
                                                                                                     76   (h)
                                            ----------------       ---------------       --------------          ---------------

Income (loss) before income taxes                        473                (7,681)               4,594                  (2,614)
Income tax expense (benefit)                             195                 2,158               (3,267)  (i)              (914)
                                            ----------------       ---------------       --------------          ---------------

Net income (loss)                              $         278                (9,839)               7,861                  (1,700)
                                            ================       ===============       ==============          ==============


See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                            NEW WORLD PASTA COMPANY
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 2000
                                (in thousands)

                                                          Historical                                   Pro Forma
                                           ----------------------------------------     ----------------------------------------
                                                                        Borden
                                                New World                Pasta
                                                   Pasta                Brands              Adjustments              Combined
                                           -----------------     ------------------     -----------------          -------------
Net sales                                         $  300,029                264,118               (45,047)  (a)         519,100
Cost of goods sold                                   165,486                167,560               (22,840)  (a)         306,526
                                                                                                   (3,680)  (b)
                                           -----------------     ------------------     -----------------          ------------

Gross profit                                         134,543                 96,558               (18,527)              212,574

Selling, general and marketing expenses              108,237                110,817               (13,215)  (a)         189,855
                                                                                                  (15,686)  (c)
                                                                                                     (660)  (d)
                                                                                                      362   (e)
                                           -----------------     ------------------     -----------------          ------------

Income (loss) from operations                         26,306                (14,259)               10,672                22,719
Other expense                                             --                  1,126                (1,126)  (a)              --
Interest expense, net                                 28,903                     --                 4,112   (f)          35,354
                                                                                                    2,186   (g)
                                                                                                      153   (h)
                                           -----------------     ------------------     -----------------          ------------

Income (loss) before income taxes                     (2,597)               (15,385)                5,347               (12,635)
Income tax expense (benefit)                            (920)                 3,046                (6,548)  (i)          (4,422)
                                           -----------------     ------------------     -----------------          ------------

Net income (loss)                                 $   (1,677)               (18,431)               11,895                (8,213)
                                           =================     ==================     =================          ============


See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                            NEW WORLD PASTA COMPANY
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Purchase Price and Purchase Price Allocation

     The purchase price and purchase price allocation are summarized as follows (in thousands):

Purchase price:
        Cash paid                                                                     $ 43,100
        Preliminary working capital adjustment                                           6,300
        Transaction fees                                                                 2,500
                                                                                    ----------
Total purchase price                                                                  $ 51,900
                                                                                    ==========

Historical book value of Borden Pasta Brands assets and liabilities at
   June 30, 2001                                                                      $131,768
Adjustments to historical book value
Assets not acquired and liabilities not assumed:
        Trade receivables                                                               (9,809)
        Inventories                                                                     (5,022)
        Property, plant and equipment                                                   (7,475)
        Long-term debt                                                                   4,435
Fair value adjustments:
        Deferred income taxes                                                            3,433
        Intangible assets                                                               (8,162)
                                                                                    ----------
Fair value of net assets acquired less liabilities assumed                             109,168
                                                                                    ----------

Excess of fair value of net assets acquired less liabilities assumed over             $ 57,268
purchase price
                                                                                    ==========

The excess of the fair value of the net assets acquired less the liabilities assumed over the purchase price is allocated as follows:
               Property, plant and equipment                                          $ 48,336
               Intangibles                                                               8,932
                                                                                    ----------

                                                                                      $ 57,268
                                                                                    ==========

     The allocations reflected above are preliminary and are subject to change. The final allocations (including any corresponding tax effect - see Note 5) could differ from the amounts presented and these differences could be significant.

                            NEW WORLD PASTA COMPANY
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

Note 2 - Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

     The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated balance sheet as of July 1, 2001 are as follows:

(a) To reflect excess of cash borrowed ($51.4 million) over the purchase price ($43.1 million) and bank fees ($752,000) paid
(b) To accrue for preliminary working capital adjustment ($6.3 million) and transaction costs ($2.5 million)
(c) To eliminate assets not acquired and liabilities not assumed in the Acquisition
(d) To record a reduction in the value assigned to property, plant and equipment due to an excess of the fair value of assets acquired less liabilities assumed over the total consideration paid
(e) To eliminate goodwill and other intangibles from prior Borden Pasta Brands transactions
(f)   To record acquired trademarks at their estimated fair value
(g) To record a reduction in the value assigned to acquired trademarks due to an excess of the fair value of assets acquired less liabilities assumed over the total consideration paid
(h) To record debt incurred in connection with the Acquisition, net of amount allocated to warrants
(i)   To eliminate the deferred income tax liability of Borden Pasta Brands
(j) To record the recapitalization of each outstanding share of mandatorily redeemable 12% cumulative preferred stock (114,160 shares issued and outstanding as of July 1, 2001) into 379.33 shares of common stock, $0.01 par value
(k)   To eliminate historical owner's investment in Borden Pasta Brands
(l) To reclassify the portion of unearned compensation related to the mandatorily redeemable 12% cumulative preferred stock which was converted to common stock

Note 3 - Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended July 1, 2001

     The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated statement of operations for the six months ended July 1, 2001 are as follows:

(a) To remove sales and related expenses of product lines not acquired in the Acquisition
(b) To reflect reduction of depreciation expense for acquired property, plant and equipment due to lower cost basis
(c)   To remove allocated corporate overhead of Borden (see Note 6)
(d) To eliminate amortization of goodwill and other intangibles from prior Borden Pasta Brands transactions
(e) To reflect amortization of acquired trademarks (over estimated useful life of 14 years)
(f) To recognize additional interest expense for borrowings related to the Acquisition at stated 8% rate
(g) To reflect additional interest expense for accretion of original issue discount
(h)   To amortize debt issuance costs
(i)   To reflect income tax effect of adjustments (see Note 5)

                            NEW WORLD PASTA COMPANY
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

Note 4 - Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2000

     The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 are as follows:

(a) To remove sales and related expenses of product lines not acquired in the Acquisition
(b) To reflect reduction of depreciation expense for acquired property, plant and equipment due to lower cost basis
(c)      To remove allocated corporate overhead of Borden (see Note 6)
(d) To eliminate amortization of goodwill and other intangibles from prior Borden Pasta Brands transactions
(e) To reflect amortization of acquired trademarks (over estimated useful life of 14 years)
(f) To recognize additional interest expense for borrowings related to the Acquisition at stated 8% rate
(g) To reflect additional interest expense for accretion of original issue discount
(h)      To amortize debt issuance costs
(i)      To reflect income tax effect of adjustments (see Note 5)


Note 5  - Income Taxes

     Deferred taxes, if any, related to basis differences in the assigned values and the tax basis of the acquired assets and other tax benefits of the acquired foreign companies have not been determined. Recognition of these deferred tax assets and liabilities, net of any valuation allowance, will impact the final allocation of purchase price. These adjustments will be recognized when the allocation of purchase price for tax purposes and certain tax elections are finalized.

     The tax effect of the tax benefits related to the unaudited pro forma condensed consolidated loss before income taxes has been estimated using the U.S. federal statutory rate of 35%. State tax benefits, if any, have not been provided since management believes it is not more likely than not that the Company would have realized a tax benefit for the combined net losses in the periods presented. Foreign tax rates have been assumed to approximate the U.S. federal statutory rate.

Note 6 - Allocated Corporate Overhead Costs

     Borden incurred various overhead costs at the corporate level, and allocated such costs to its operating units. Such costs include costs for supply chain administration, shared sales force, information systems, system implementation, employee benefit administration, and corporate staff and research. Prior to the Acquisition, a portion of these corporate overhead costs were allocated to Borden Pasta Brands by Borden based on an activity-based methodology, headcount, or net trade sales. Based on New World Pasta's current business practices, its current resources, and the similarity of the customer base and businesses between the two entities, New World Pasta does not anticipate incurring incremental costs to provide such services to Borden Pasta Brands, and therefore has adjusted out the full amount of the Borden Pasta Brands allocated corporate overhead costs in the pro forma condensed consolidated statements of operations.

                                      F-32